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                                                                    EXHIBIT 16.1





                       [KPMG Peat Marwick LLP Letterhead]


August 25, 1998


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

We were previously principal accountants for SouthFirst Bancshares, Inc. ("SouthFirst") and, under the date of November 21, 1997, we reported on the consolidated financial statements of SouthFirst and subsidiaries as of and for the years ended September 30, 1997 and 1996. On August 20, 1998, our appointment as principal accountants was terminated. We have read SouthFirst's statements included under Item 4 of its Form 8-K dated August 20, 1998, and we agree with such statements, except that we are not in a position to agree or disagree with SouthFirst's statements that (a) the dismissal of KPMG Peat Marwick LLP and the engagement of Jones & Kirkpatrick, P.C. were approved by the audit committee of the Board of Directors of SouthFirst, or (b) during the fiscal years ended September 30, 1997 and 1996, and for the unaudited interim period through August 20, 1998, neither SouthFirst nor any of its representatives sought the advice of Jones & Kirkpatrick, P.C. regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on SouthFirst's financial statements.

Very truly yours,




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KPMG Peat Marwick LLP
Birmingham, Alabama